APPENDIX A

FIRST INTERNATIONAL ADVISORS, LLC

INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Portfolios
Emerging Markets Bond Portfolio International Government Bond Portfolio

Appendix A amended:  August 17, 2017

SCHEDULE A

FIRST INTERNATIONAL ADVISORS, LLC

INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO MASTER TRUST

            This amended and restated fee agreement is made as of the 23rd day of May, 2017, and is amended as of the 17th day of August, 2017, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and First International Advisors, LLC (the “Sub-Adviser”) and

            WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Portfolio” and collectively the “Portfolios”).

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the average daily net assets of each Portfolio throughout the month:

Name of Portfolio	Sub-Advisory Rate
Emerging Markets Bond Portfolio	First 200M Next 300M Over 500M	0.09 0.08 0.07
International Government Bond Portfolio	First 200M Next 300M Over 500M	0.09 0.08 0.07

            If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Portfolio.

The foregoing fee schedule is agreed to as of August 17, 2017 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

       Paul Haast

       Senior Vice President

FIRST INTERNATIONAL ADVISORS, LLC

By:

            Peter Wilson

            Managing Director